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Susannah Livingston	media@sprouts.com
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susannahlivingston@sprouts.com
Sprouts Farmers Market Appoints Andrew Jhawar to its Board of Directors
PHOENIX, Ariz. – (Business Wire) – May 19, 2026 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today announced the addition of Andrew Jhawar to its board of directors.
“We are excited to welcome Andy Jhawar to our board of directors,” said Joseph Fortunato, chairman of the board of Sprouts. “Andy’s unparalleled depth of experience in the consumer and retail industry will be invaluable to the company as we continue to execute on our long-term growth strategy.”
Jhawar was formerly a partner at Apollo Global Management, Inc., having retired in December 2024 after nearly 25 years, where he oversaw private equity investment transactions in the consumer and retail industry. Jhawar previously served on the Sprouts board of directors from April 2011 to February 2016. Jhawar currently serves on the board of directors at The Michaels Companies, PetSmart and The Stand and previously served as a board member at a number of companies in the consumer and retail industry, including, among several others, Hostess Brands, Heritage Grocers Group, The Fresh Market and Smart & Final.
“I am thrilled to re-join Sprouts’ board at this time,” said Jhawar. “I look forward to working with the board and executive leadership team in contributing to the next phase of Sprouts’ growth as the company continues to build on its mission to help people live and eat better.”
As previously disclosed, current board member Doug Rauch will not be standing for reelection at the Company’s upcoming annual meeting on May 20, 2026 and will be retiring from the board at that time. “On behalf of the entire board of directors, I want to thank Doug for his years of service and many contributions to Sprouts,” said Fortunato.
About Sprouts Farmers Market, Inc.
Sprouts Farmers Market is one of the largest and fastest growing specialty retailers of fresh, natural and organic food in the United States. Sprouts helps people live and eat better with fresh produce at the heart of the store and delicious discoveries for every dietary lifestyle. Always foraging for what’s fresh and innovative, Sprouts offers a carefully curated assortment of products that inspire wellness naturally, including organic, gluten-free, plant-based and non-GMO favorites. Headquartered in Phoenix, AZ, Sprouts employs more than 36,000 team members and operates more than 480 stores in 25 states nationwide. To learn more about Sprouts and the role it plays in its communities, visit sprouts.com/about/.

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Source: Sprouts Farmers Market, Inc
Phoenix, AZ
5/19/26